Exhibit (h)(xiv)(b)

SECOND AMENDMENT TO PARTICIPATION AGREEMENT

Among

FRED ALGER & COMPANY, INCORPORATED,

THE ALGER AMERICAN FUND

And

GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

THIS AMENDMENT is made and entered into as of the              day of                     , 2008 between Guardian Insurance & Annuity Company, Inc. (“Company”), and Fred Alger & Company, Inc. (“Underwriter”), a Delaware corporation, and The Alger American Fund, a Massachusetts business trust (the “Fund”).

WHEREAS, the parties entered into a Participation Agreement dated August 18, 2000, as amended June 21, 2007 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to include variable annuity policy numbers and sub-account numbers;

NOW, THEREFORE, the parties agree as follows:

1.	Schedule A shall be replaced by the attached Schedule A.

2.	This Amendment may be executed in counterparts, each of which shall be an original and both of which shall constitute one instrument.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Amendment effective as of the date first written above.

GUARDIAN INSURANCE & ANNUITY COMPANY, INC.	FRED ALGER & COMPANY, INCORPORATED

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

THE ALGER AMERICAN FUND

By:

Name:

Title:

Date:

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SCHEDULE A

THE ALGER AMERICAN FUND:

Alger American Balanced Portfolio

Alger American Growth Portfolio

Alger American Income & Growth Portfolio

Alger American Capital Appreciation Portfolio

Alger American MidCap Growth Portfolio

Alger American SmallCap Growth Portfolio

THE ACCOUNTS:

Separate Accounts

Each Separate Account established by resolution of the Board of Directors of the Company under the insurance laws of the State of Delaware to set aside and invest assets attributable to the Contracts. Currently, those Separate Accounts are as follows:

The Guardian Separate Account F

The Guardian Separate Account Q

The Guardian Separate Account R

The Guardian Separate Account N

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